Exhibit 99.1

omniQ Awarded an Approximately $11 Million Supply Agreement from the Government of Israel

●	omniQ’s 100% owned subsidiary Dangot Computers Ltd is awarded the purchase agreement.
●	Company will supply IoT equipment generating recurring and non-recurring revenue.
●	Recurring revenue of services and consumables are expected to continue for eight years, therefore increasing the value of the contract.
●	omniQ continues to demonstrate its unique value and position as a reliable supplier to some of the most prestigious customers, worldwide.

SALT LAKE CITY, June 08, 2022 — OMNIQ Corp (NASDAQ: OMQS) (“OMNIQ” or “the Company”), a provider of Supply Chain and Artificial Intelligence (AI)-based solutions, announced today that Dangot Computers Ltd, its fully owned subsidiary received an approximately $11 Million dollar Supply Agreement from the Government of Israel.

omniQ will supply IoT equipment, consumables, and technical services to the Government’s various Ministries for the next 5 years. Recurring revenue represent approximately 50% of the agreement.

The Government of Israel and its agencies are important customers of the Company for a wide variety of solutions: omniQ’s Artificial Intelligence machine vision products for security, Computerized medical Carts for hospitals, and automation IoT products for different ministries and government agencies. The Israeli market is sophisticated and technology rich and as such generates the need for innovative and unique solutions which omniQ offers.

Shai Lustgarten CEO stated: “Once again, we are privileged to enjoy a relationship of trust and loyalty with one of the most demanding governments in the world, further positioning us as a leader in providing IoT, automation, and AI-based solutions. The Government of Israel joins a growing list of leading supermarket and retail chains in the US and Israel, large Health care suppliers, Cities, security agencies and other Fortune 500 demanding customers that rely on our solutions using state of the art technologies, proprietary AI based solutions, successfully serving multiple verticals. With our product offerings and the strong customer base, we expect continuous growth going forward”.

About OMNIQ Corp:

OMNIQ Corp. provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real-time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management, and access control applications. The technology and services provided by the Company help clients move people, assets, and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

OMNIQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have grown to more than $50 million from clients in the USA and abroad.

The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $29 billion by 2022, and the Ticketless Safe Parking market, forecast to grow to $5.2 billion by 2023. For more information please visit www.omniq.com.

Contact:

Corporate Contact

Koko Kimball

(385) 758-9241

IR@omniq.com